EXHIBIT 99


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Peoples Home Savings Bank                 Contact:   James P. Wetzel, Jr.
PHS Bancorp, Inc.                                    President
Beaver Falls, Pennsylvania                           (724) 846-7300






                            PEOPLES HOME SAVINGS BANK
          ANNOUNCES COMPLETION OF STOCK HOLDING COMPANY REORGANIZATION

Beaver Falls, Pennsylvania -- November 9, 1998 (Nasdaq "PHSB") -- James P. Wetzel, Jr., President of Peoples Home Savings Bank (the "Bank"), announced that the Bank has completed its reorganization to the stock holding company form of organization. In connection with the reorganization, stockholders of the Bank will exchange their shares of common stock in the Bank for shares of common stock in PHS Bancorp, Inc., a Pennsylvania corporation, on a one-for-one basis. Upon completion of the reorganization, there will be 2,760,000 shares of common stock of PHS Bancorp, Inc. issued and outstanding. PHS Bancorp, M.H.C. will own 55% of the outstanding stock of PHS Bancorp, the stock holding company.

         Beginning Tuesday, November 10, 1998, the common stock of PHS Bancorp, Inc. will succeed the Bank's common stock in the over-the-counter market on the Nasdaq National Market and, for the first 20 trading days, will trade under the symbol "PHSBD." Upon the expiration of the 20-day period, the common stock will trade under the Bank's old symbol "PHSB."

         PHS Bancorp, Inc. will file periodic financial reports with the Securities and Exchange Commission.

         The Bank, a Pennsylvania chartered savings bank, operates nine offices in the Pennsylvania Counties of Beaver and Lawrence. At September 30, 1998, the Bank had total assets of $236.9 million, total deposits of $176.9 million and total stockholders' equity of $29.3 million.